Form of Non-Employee Director Restricted Stock Grant Agreement for the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan

Exhibit 10.3

[Date]

[Director Name]
[Director Address]

     Re: Restricted Stock Award

Dear [Name]:

     This letter agreement (the “Agreement”) contains the terms and conditions under which the Committee has granted to you (the “Director”), as of [date] and pursuant to the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (as Amended and Restated as of April 23, 2001) (the “Plan”), shares of Common Stock (the “Shares”) of Moody’s Corporation (the “Company”) in order to encourage you to continue in the service of the Company as a non-employee director.

     1. Definitions. When used herein, the following terms shall have the following meanings:

          (a) “Restrictions” means those restrictions on the Shares as set forth in Section 3(c).

          (b) Any terms not defined in this Agreement shall have the meaning provided in the Plan.

     2. The Shares.

          The Shares consist of            shares of the Common Stock of the Company which the Company has issued to the Director as of the date hereof in consideration for Director’s services as a non-employee member of the Board of Directors of the Company, and shall also include any new, additional or different securities the Director may become entitled to receive with respect to such Shares by virtue of a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, or similar change affecting the Common Stock pursuant to Section 9(a) of the Plan.

     3. Registration of Shares; Restrictions. Subject to the provisions of Section 5,

          (a) The Shares shall be registered in the name of the Director as soon as practicable after the date hereof.

          (b) The Shares registered in the name of the Director shall be maintained in a book entry position account at the Company’s transfer agent, The Bank of New York, and the Director shall thereupon be a stockholder and have all the rights of a stockholder with respect to such Shares except as otherwise provided in paragraph (c) of this Section 3 and in Section 5, including full voting rights and the right to receive all dividends or other distributions made or paid with respect to such Shares; provided, however, that such Shares, and any new, additional or different securities the Director may become entitled to receive with respect to such Shares by virtue of stock dividend, recapitalization, reorganization or similar change affecting the Common Stock pursuant to Section 9(a) of the Plan, shall be subject to the Restrictions described or referred to in this Section 3.

          (c) Prior to their release from the Restrictions as provided in Section 4, all Shares held for or in respect of the Director may not be sold, transferred, pledged, assigned, or otherwise encumbered or disposed of by the Director.

     4. Release of Shares from Restrictions.

          (a) Subject to the provisions of paragraph (b) of this Section 4, the Restrictions shall cease to apply to the Shares awarded to the Director according to the following schedule or, if earlier, upon the first anniversary of the Director’s Retirement, death or Disability; provided, however, that release from the Restrictions of any or all Shares may be accelerated at the direction and in the sole discretion of the Committee.

Vesting Schedule

Release Date	Percent of Shares Released
33 1/3%
33 1/3%
33 1/3%

          (b) Upon the termination of the Director’s service as a non-employee director of the Company for any reason other than the Director’s death or Disability, any Shares which remain subject to the Restrictions at such time shall be forfeited by the Director to the Company, and the Director shall promptly return such Shares to the Company, unless the Committee shall otherwise determine.

     5. Election to Defer Receipt of Restricted Stock. The Director may elect to defer the receipt of some or all of the Shares by filing a written, irrevocable, election to that effect with the Company not less than one year prior to the date on which the restrictions lapse pursuant to Section 4 above, identifying the portion of the Shares the receipt of which he elects to defer, and specifying the period of deferral and the time at which or event upon which the deferred portion of the Shares shall be distributed to the Director. Any Shares with respect to which such a deferral election is made shall be contributed to a grantor “rabbi” trust established by the Company prior to the date on which the restrictions lapse. Paragraphs (a) and (b) of Section 3, above, shall not apply to any of the Shares to which such deferral election relates. However, the vesting schedule and forfeiture provisions of Section 4 shall continue to apply to any such Shares.

     6. Designation of Beneficiaries. Director may file with the Company a written designation of a beneficiary or beneficiaries under this Agreement and may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under this Agreement shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any dividends or other rights under this Agreement, the Committee may determine to recognize only the legal representative of the Director, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

     7. Governing Law. The interpretation, performance and enforcement of this Agreement and any disputes or controversies arising with respect to the transactions contemplated herein, shall be governed by the laws of the State of New York, irrespective of New York’s choice-of-law principles that would apply the law of any other jurisdiction.

     8. Taxes. The Company may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to issuance or vesting of any Shares including, but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Director, or requiring the Director or the beneficiary or legal representative of the Director, to pay to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations.

     9. Election under Section 83(b).

     If the Director makes the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended, he shall notify the Company of such election within 10 days of filing the notice of election with the Internal Revenue Service.

     10. Governance by Compensation and Benefits Committee.

     The Committee’s decisions as to the meanings of terms used in this Agreement and as to whether the events or conditions described in this Agreement have been satisfied shall be final and binding upon the Director and the Director’s successors and representatives. Without limiting the generality of the foregoing, the Committee shall have the power to determine, for purposes of this Agreement, when a termination of service as a non-employee director shall have occurred, and the Committee’s decision shall be final and binding upon the Director and the Director’s successors and representatives.

     11. Period of Service.

     Director will, except in the event of his or her earlier death or Disability, serve the Company as a member of its Board for such term as he or she has been, and may hereafter be, elected, provided that although Director may agree to stand for reelection to the Board after the date hereof, he or she is under no obligation to do so and the Company is under no obligation to submit his or her name for reelection by the stockholders.

     Please acknowledge your agreement to the foregoing in the space provided below.

Very truly yours,

ACCEPTED AND AGREED: